EXHIBIT 99.2

Liquidity
We have experienced recurring net losses from operations since 2008. During the year ended December 31, 2014, we incurred a net loss from operations of $134.7 million and a net use of cash from operations of $75.1 million. During the nine months ended September 30, 2015, we incurred a net loss from operations of $105.9 million and a net use of cash from operations of $6.4 million. As of September 30, 2015, we had an accumulated deficit of $135.4 million.

Cash and cash equivalents as of September 30, 2015 were $12.0 million. Approximately $8.6 million of the Company’s consolidated cash and cash equivalents balance resides outside of the United States. As foreign earnings are permanently reinvested and certain amounts of cash are required to maintain the operations in each country, availability under the Company’s Senior Credit Facility would be used to fund operations in the United States as the need arises in the future. The Company had $28.2 million of additional unrestricted borrowing capacity under its Senior Credit Facility as of September 30, 2015. As of December 31, 2015, unrestricted borrowing capacity was $30.4 million, calculated as follows (in millions):

Maximum borrowing capacity	$125.0
Less: Letters of credit and other reserves	-13.1
Undrawn maximum availability	111.9
Less: Current borrowings	-66.1
Total borrowing capacity	45.8
Less: Minimum excess availability before triggering Cash Dominion	-15.6
Total unrestricted borrowing capacity	$30.2

The Senior Credit Facility matures on December 10, 2019 (or 91 days prior to the maturity date of the existing notes or the Existing Convertible Notes if they have not been refinanced at that time). If certain incurrence tests are met, subject to approval by the Senior Credit Facility lending group, we may have the ability under our Senior Credit Facility to increase the aggregate commitments by $25.0 million in the future. Currently, we are not able to increase the aggregate commitments as we have not met the incurrence tests.

Our history of continuing net losses from operations, significant net uses of cash from operating activities, our current financial position, and the substantial liquidity needs we face could make refinancing our debt more difficult and expensive and raises substantial doubt about our ability to continue as a going concern. Our ability to have sufficient cash flows to continue as a going concern for the next twelve months is dependent on many factors, including among others: (1) successfully refinancing our existing indebtedness through the Refinancing Transactions, including this exchange offer; (2) successfully implementing our previously announced restructuring actions, which include actions to improve operating performance through increased gross margins and reduce operating expenses; (3) effectively managing working capital through better inventory management; and (4) our ability to comply with continued listing requirements of the NYSE.

In connection with the Convertible Note Exchange Offers, we expect to have the potential to de-lever our balance sheet up to $17.25 million. We have further plans to meaningfully reduce our debt through the continued reduction of inventory and asset sales, which would include the sale of our subsidiary, Total Plastics, Inc. and assets related to the energy sector.

Success of the Refinancing Transactions is dependent in part on our ability to sell certain of our assets, including under-performing or non-core assets, and to pay down a meaningful portion of our outstanding indebtedness. Sales of assets, however, will reduce our liquidity as a result of a lower borrowing base under our Senior Credit Facility. Further, if we experience a significant reduction in our total assets, our lenders could determine to permanently reduce the maximum committed amount available under the Senior Credit Facility. In addition, under the terms of the Refinancing Transactions and new notes, we have agreed to redeem an aggregate principal amount of not less than $27.5 million of new notes by October 31, 2016 using net proceeds from asset sales outside the ordinary course of business or cash otherwise available to the Company. The failure to make this redemption will subject us to a penalty and the maturity of the new notes will be September 14, 2017 rather than December 15, 2018. See “Summary-Summary of the Terms of the New Notes-Special Redemption Condition.” If we are unsuccessful in our asset sale efforts or fail to realize the net proceeds we anticipate generating from asset sales, we may be unable to satisfy the Special Redemption Condition and will incur a significant penalty under the terms of the new notes and may not realize the benefits that we have planned as part of the Refinancing Transactions, including extending the maturity of a significant portion of our indebtedness.
        Although our management is taking actions to fund cash requirements, evaluating other strategic alternatives and seeking to reduce cash used in operating and investing activities, there is no assurance that we will be able to complete the Refinancing Transactions or to successfully further reduce costs in a way that would allow us to continue to operate as a going concern.

EX-37-